Exhibit 99.1

CONTACTS:	Dennis M. Oates	Steven V. DiTommaso	June Filingeri
	Chairman,	Vice President and	President
	President and CEO	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS IMPROVED FIRST QUARTER 2023 RESULTS

•	Q1 2023 Sales of $65.9 million, up 17% from Q4 2022, highest since Q2 2019

•	Record quarterly Premium Alloy sales of $17.7 million, up 31% sequentially

•	Q1 2023 Gross margin improves to $7.7 million, or 11.7% of sales; Operating income is $1.4 million

•	Net loss reduced to $0.5 million, or $0.06 per diluted share

•	Q1 2023 EBITDA is $6.5 million; Adjusted EBITDA is $6.8 million, up 218% from Q4 2022

•	Quarter-end Backlog reaches new record of $366.0 million, up 27% from record Q4 2022; Q1 2023 Bookings hit record high of $117.1 million

BRIDGEVILLE, PA, April 26, 2023 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales for the first quarter of 2023 of $65.9 million, an increase of 17.2% from $56.2 million in the fourth quarter of 2022, and an increase of 38.5% from net sales of $47.6 million in the first quarter of 2022.

Sales of premium alloys in the first quarter of 2023 reached a record $17.7 million, or 26.8% of sales, an increase of 30.6% from $13.5 million, or 24.1% of sales, in the fourth quarter of 2022, and an increase of 97.6% from $8.9 million, or 18.8% of sales, in the first quarter of 2022.

The Company’s premium alloy sales are mainly driven by aerospace demand. First quarter 2023 aerospace sales increased 22.2% sequentially to $49.0 million, or 74.3% of sales, and were up 62.6% from first quarter 2022 sales of $30.1 million.

The Company reported improvement in its gross margin, which totaled $7.7 million, or 11.7% of sales, in the first quarter of 2023, compared with $2.4 million, or 4.3% of sales in the fourth quarter of 2022, and $4.1 million, or 8.5% of sales, in the 2022 first quarter. The gross margin in the most recent quarter benefited from higher shipment volume both sequentially and year-over-year, increased production activity and higher selling prices.

As a result, the Company reported operating income of $1.4 million versus an operating loss of $3.2 million in the fourth quarter of 2022 and an operating loss of $1.0 million in the first quarter of 2022.

The net loss was reduced to $0.5 million, or $0.06 per diluted share, in the first quarter of 2023, from a net loss of $3.7 million, or $0.41 per diluted share, in the fourth quarter of 2022, and a net loss of $1.6 million, or $0.18 per diluted share, in the first quarter of 2022.

The Company’s EBITDA for the first quarter of 2023 increased to $6.5 million from $1.7 million in the fourth quarter of 2022 and $3.8 million in the year-ago first quarter. First quarter 2023 adjusted EBITDA totaled $6.8 million versus $2.1 million in the 2022 fourth quarter and $3.2 million in the 2022 first quarter.

Dennis Oates, Chairman, President and CEO, commented: “I am pleased to report that our First Quarter results exceeded our expectations. Net sales were the highest since the second quarter of 2019. Premium alloy product sales were at record levels. Both were driven by continued robust demand in the aerospace market. In fact, premium product sales nearly doubled year-over-year as we pushed forward with our growth strategy.

“Importantly, we achieved a gross profit margin of 11.7% of sales, breaking through the double-digit level also for the first time since 2019. Increased shipment volume and plant activity levels, the higher premium sales mix, higher base selling prices, and positive surcharges were the main contributors to our improved profitability. Increased hiring along with training and better retention also aided the quarter and bodes well for the rest of the year. While supply chain issues persisted, they improved from last year.

“We have entered 2023 on a very strong footing. Backlog at the end of the first quarter reached a record $366 million, and bookings of $117 million were also a quarter record. Business conditions remain positive, even with current economic uncertainty, with strong aerospace market demand continuing unabated. These factors point to continued sales growth and profitability improvement over the balance of the year.

“We are intent on making further progress in 2023 as we execute our strategic plan. Our ability to do so rests, as always, on the talents, commitment and hard work of all our employees.”

Financial Position

Managed working capital was $149.8 million at March 31, 2023, compared with $145.9 million at December 31, 2022, and $142.7 million at March 31, 2022. Inventory at the end of the first quarter of 2023 was $149.4 million, compared with $154.2 million at the end of the fourth quarter of 2022, and $147.6 million at the end of the 2022 first quarter. The sequential decrease in inventory reflects higher sales and improved inventory turnover while maintaining increased plant activity levels.

Backlog (before surcharges) increased 27.1% to a record $366.0 million at March 31, 2023 from $287.9 million at December 31, 2022, and increased 81.4% from $201.8 million at the end of the first quarter of 2022.

The Company’s total debt at March 31, 2023 was $99.4 million compared with $98.4 million at December 31, 2022, and $76.0 million at March 31, 2022. Interest expense increased to $2.0 million compared with $1.6 million in the 2022 fourth quarter and $0.7 million in the 2022 first quarter. The increase compared to the first quarter of 2021 was primarily driven by higher rates on the Company’s variable debt, as the underlying interest rate on its revolver and term loan borrowings increased from approximately 3% in the prior year quarter to more than 7% in the 2023 first quarter. The average total debt balance outstanding during the quarter also increased approximately 30% compared to the same quarter in the prior year.

Capital expenditures for the first quarter of 2023 totaled $4.5 million, compared with $1.1 million in the fourth quarter of 2022, and $2.5 million in the first quarter of 2022. Approximately half of capital expenditures in the 2023 first quarter were for the Company’s VAR (Vacuum Arc Remelt) expansion project at its North Jackson, Ohio operation.

Conference Call and Webcast

The Company has scheduled a conference call for today, April 26th, at 10:00 a.m. (Eastern) to discuss first quarter 2023 results. If you wish to listen to the live conference call via telephone, please Click Here to register for the call and obtain your dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2023.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its impact on the Company and our customers and suppliers; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2023	2022
Net sales	$65,865	$47,562
Cost of products sold	58,141	43,509

Gross margin	7,724	4,053
Selling, general and administrative expenses	6,275	5,049

Operating income (loss)	1,449	(996)
Interest expense	1,968	653
Deferred financing amortization	64	56
Other (income) expense, net	(42)	13

Loss before income taxes	(541)	(1,718)
Income taxes (benefit)	(29)	(103)

Net loss	$(512)	$(1,615)

Net loss per common share—Basic	$(0.06)	$(0.18)

Net loss per common share—Diluted	$(0.06)	$(0.18)

Weighted average shares of common stock outstanding:
Basic	9,055,815	8,946,174
Diluted	9,055,815	8,946,174

MARKET SEGMENT INFORMATION

	Three months ended March 31,
Net Sales	2023	2022
Service centers	$49,323	$33,253
Original equipment manufacturers	4,208	4,704
Rerollers	6,645	4,508
Forgers	5,029	4,688
Conversion services and other	660	409

Total net sales	$65,865	$47,562

Tons shipped	7,502	6,829

MELT TYPE INFORMATION

	Three months ended March 31,
Net Sales	2023	2022
Specialty alloys	$47,549	$38,220
Premium alloys *	17,656	8,933
Conversion services and other sales	660	409

Total net sales	$65,865	$47,562

END MARKET INFORMATION **

	Three months ended March 31,
Net Sales	2023	2022
Aerospace	$48,958	$30,102
Power generation	1,086	1,297
Oil & gas	4,752	4,352
Heavy equipment	6,931	8,074
General industrial, conversion services and other	4,138	3,737

Total net sales	$65,865	$47,562

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
Assets
Cash	$1,510	$2,019
Accounts receivable, net	34,192	30,960
Inventory, net	149,442	154,193
Other current assets	10,380	10,392

Total current assets	195,524	197,564
Property, plant and equipment, net	161,599	163,490
Deferred income taxes	215	143
Other long-term assets	1,928	2,137

Total assets	$359,266	$363,334

Liabilities and Stockholders’ Equity
Accounts payable	$32,888	$38,179
Accrued employment costs	3,439	2,790
Current portion of long-term debt	3,370	3,419
Other current liabilities	991	1,112

Total current liabilities	40,688	45,500
Long-term debt, net	96,069	95,015
Other long-term liabilities, net	3,053	3,066

Total liabilities	139,810	143,581
Stockholders’ equity	219,456	219,753

Total liabilities and stockholders’ equity	$359,266	$363,334

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Three months ended March 31,
	2023	2022
Operating activities:
Net loss	$(512)	$(1,615)
Adjustments for non-cash items:
Depreciation and amortization	5,032	4,871
Deferred income tax	(68)	(122)
Share-based compensation expense	361	409
Changes in assets and liabilities:
Accounts receivable, net	(3,232)	(7,155)
Inventory, net	4,320	(7,365)
Accounts payable	(3,102)	7,872
Accrued employment costs	649	(1,695)
Income taxes	36	23
Other	21	798

Net cash provided by (used in) operating activities	3,505	(3,979)
Investing activity:
Capital expenditures	(4,499)	(2,520)

Net cash used in investing activity	(4,499)	(2,520)
Financing activities:
Borrowings under revolving credit facility	64,797	28,799
Payments on revolving credit facility	(63,377)	(21,535)
Payments on term loan facility and finance leases	(935)	(604)

Net cash provided by financing activities	485	6,660

Net (decrease) increase in cash	(509)	161
Cash at beginning of period	2,019	118

Cash at end of period	$1,510	$279

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three months ended March 31,
	2023	2022
Net loss	$(512)	$(1,615)
Interest expense	1,968	653
Income taxes (benefit)	(29)	(103)
Depreciation and amortization	5,032	4,871

EBITDA	6,459	3,806
Share-based compensation expense	361	409
AMJP benefit	—	(1,057)

Adjusted EBITDA	$6,820	$3,158